Merit High Yield Fund
                       Statement of Assets and Liabilities
                                February 24, 2004


Assets:
__________________________________________
Cash                                                             $  100,000.00
__________________________________________                       ______________
          Total Assets                                           $  100,000.00
__________________________________________
Liabilities:                                                     $          -
__________________________________________                       ______________

Net Assets for 5,000 shares outstanding                          $  100,000.00
__________________________________________                       ==============
Net Assets Consist of:
__________________________________________
Paid in Capital                                                  $  100,000.00
__________________________________________                       ==============

Net Asset Value, Offering Price and Redemption Proceeds Per Share:
__________________________________________
$100,000 / 5,000 shares outstanding                              $       20.00
__________________________________________                       ==============

Notes:

     (1) The Merit High Yield Fund, a mutual fund (the "Fund"), is a non-diversified series of the Merit Advisors Investment Trust (the "Trust"), an open-end management investment company. The Trust was established as a Delaware statutory trust under an Agreement and Declaration of Trust on December 10, 2003 and is registered under the Investment Company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 5,000.000 shares at $20.00 per share. The Fund's investment advisor has paid all organizational costs.


     (2) Reference is made to the management of the Fund (on page 18), administration of the Fund (on page 19) and tax information (on page
          26) in the Statement of Additional Information for descriptions of the investment advisory fee, administrative and other services, and federal tax aspects of the Fund.

     (3)  Certain  Officers and Trustees of the Trust are Officers and Directors
          or  Trustees  of  the  Fund's   investment   advisor  and  the  Fund's
          administrator.

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New York, New York  10281-1414

Tel: (212) 436-2000
Fax: (212) 436-5000
www.deloitte.com                                       Deloitte
                                                        & Touche



INDEPENDENT AUDITORS' REPORT


Tothe Board of Trustees of Merit Advisors  Investment  Trust and  Shareholder of
  Merit High Yield Fund:

We have audited the accompanying statement of assets and liabilities of Merit High Yield Fund (the "Fund") (a series of Merit Advisors Investment Trust) as of February 24, 2004. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets and liabilities presents fairly, in all material respects, the financial position of Merit High Yield Fund as of February 24, 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

New York, New York
March 22, 2004


___________
Deloitte
Touche
Tohmatsu
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